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THE MOTLEY FOOL FUNDS TRUST
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Motley Fool Funds
Declare Your Independence®

Dear Shareholder,

You should have recently received proxy material regarding Motley Fool Funds 2016 Special Meeting of Shareholders scheduled to be held on December 21, 2016. As of the date of this notice, our records indicate that you have not yet voted your shares. **Your vote is critical**. For your convenience, we are enclosing a new ballot. Please vote your shares promptly by Internet, telephone or mail by following the instructions on the back of the ballot.

Thank you for your continued investment and trust in your Motley Fool Funds Team.

Warm Regards,

**** 3 FAST & EASY WAYS TO VOTE ****
YOUR VOTE IS IMPORTANT - VOTE TODAY!

1. Vote by Internet: Go to www.proxyvote.com. Have your control number listed on the enclosed ballot ready and follow the simple instructions.

2. Vote by Phone: Please call the toll free number listed on your enclosed ballot. Have your control number listed on the enclosed ballot ready and follow the simple instructions.

3. Vote by Mail: Mark, sign and date your enclosed ballot and return it in the postage-paid return envelope.

Reorganization FAQ

This proxy vote may seem a little confusing. Below I’ve answered some questions we’ve received.

The actual services provided by RBB seem very opaque. What does RBB actually do?

I agree! That’s because the structure of mutual funds is rather opaque. So let’s start there.

All mutual funds are organized as a trust or a corporation that has a governing body — a board of trustees or directors whose job it is to provide oversight for the fund and to look out for the fund’s shareholders (if you’re reading this, that is probably you!). The board hires the third-party providers who service the funds — the legal counsel, the fund accountants, the auditors, the compliance officer, the transfer agent, the custodian, the administrator, AND the Advisor. In this case, that’s Motley Fool Asset Management. The board hires all these vendors and makes sure they’re delivering on their obligations to shareholders. So, if the board for Motley Fool Funds did their annual deep dive into the Advisor and decided that Motley Fool Asset Management wasn’t doing a good job, they could fire us. In fact, it is their fiduciary duty to do so if they don’t believe we’re living up to our promises.

The Motley Fool Funds Trust is our current trust (and has been since the beginning). If the reorganization passes, RBB, which is a corporation, will be taking over for the three Motley Fool Funds.

So what does/will RBB actually do? RBB’s board hold boards meetings at least once a quarter, just like our current board does. In those board meetings, they review the performance of the advisor, as well as the other service providers. They stay on top of new regulations and how they will affect the funds. Once a year, they do an in-depth review of the Advisor (that’s us — Motley Fool Asset Management), including our performance, the fees we charge shareholders, and our financial position — and hopefully, they renew our contract. And, as I mentioned, they hire — and sometimes fire — service providers, as well as negotiate new and renewing agreements. The experience of the members of the board also serves as a resource for us (the advisor) when we’re considering new initiatives, tackling regulatory and industry changes, and trying to increase assets under management.

There was nothing in the literature I received that showed RBB actually lowered expenses for the other funds it supervises. Why not shed some light on this for the shareholders?

It would be difficult to demonstrate how RBB has lowered expenses for other funds for several reasons. First, many of those funds have been with RBB for many years — or even were established under RBB. So there’s no baseline for comparison. We couldn’t show a clear before and after. In addition, mutual fund fees (to shareholders) often go down as assets in the funds go up — because so many of the costs of running a fund business can be spread over more assets. As these funds grew in assets, that would have naturally enabled them to lower their fees. In addition, the fund families within RBB differ in the types of fund strategies they employ and, therefore, have inherently different cost structures. It’s more expensive to run an international fund than a domestic equity fund than a fixed income fund, for example.

Finally, we’d have to get those funds to agree to let us share that information.

What we can say is that we’ve looked at the prices RBB has negotiated with all of its service providers and compared them to our current service providers, as well as competitors, and based on those numbers, we estimate the funds’ gross expenses will be lower after a period of transition and we hope to pass those savings on to our shareholders.

How do we know the anticipated savings will actually be passed on to investors? I agree, the expense ratios of the Fool Funds are too high - getting them well under 1% would be ideal (although after looking at your financial reports, the fund expenses seem reasonable). However, after reading the proposed plan with RBB, it appears the Advisor will be allowed to reap the benefits - without a guarantee they will flow through to investors. I’m a trusting shareholder, but I would like to know more.

So our lawyers won’t let us promise you that we’ll be able to lower shareholder fees/our expense ratio as a result of this transition, and they have good reasons. At a basic level, there are two factors that go into the expense ratio — the expenses of running a fund AND the amount of assets under management. Making this change attacks the first factor, bringing the (mostly fixed) fund expenses down. But assets under management fluctuate, and if they decline, our gross expenses may remain above our current expense cap, as they currently are with the Epic Voyage Fund and Great America Fund.

The expense cap, while higher than we and you would like, is actually a benefit to shareholders because it means if the expenses are over that cap, you won’t be charged any more. The Advisor (again, that’s Motley Fool Asset Management) will cover those expenses.

So Motley Fool Asset Management is very motivated to do two things — lower expenses (because we’re paying a lot of them now) and increase assets under management. We’re also motivated to lower our expense cap (or remove it when it makes sense to do so). Here’s why: What matters to shareholders is net-of-fee performance. High fees hurt our net-of-fee performance, and that hurts our ability to get more people to invest in the funds and increase our assets under management.

So, yes, we are asking you to trust us, but do so with the knowledge that our incentives are aligned with yours. Furthermore, the Advisor, Motley Fool Asset Management, and many of our employees have significant investments in the funds. We pay the same fees you do — and fees make us probably just as happy as they make you.

Is RBB the only choice? Was there any competition? What’s in this for RBB?

RBB was not our only choice. Over the past year, we bid out the contract to about half a dozen other organizations. RBB offered what we felt was the best combination of competitive pricing, an experienced board of directors, and the ability to maintain relationships with some of our service providers. What’s in it for RBB? Well, money for one thing. Or more accurately, it is RBB’s 3rd party service providers who may benefit monetarily from having more funds/assets in RBB.

Are there other advantages to the Motley Fool Funds other than the potential cost savings?

RBB has a large and very experienced board of directors, who we believe will be strong advocates for our shareholders and will provide industry expertise on increasing assets under management, new product development, fee structures, regulatory and compliance issues, and more. (You can read about them in the proxy.) RBB also has a full-time employee dedicated to the operations of the organization. Our current trust does not, so those responsibilities fall to various staff members of the Advisor. Having someone dedicated to that role at RBB allows us to focus on investing performance and asset growth. Finally, some of our current service providers also serve RBB, so we will be able to maintain some of those crucial relationships.

As always, thank you for putting your trust in us.

With Warm Regards,

Denise Coursey

President, Motley Fool Asset Management

Subject: We Need Your Proxy Vote! #MFMOTLEY# THE MOTLEY FOOL FUNDS Special Meeting
%S51636_0_0123456789012345_0000001%

Dear Fellow Shareholder,

Thank you for your investment in The Motley Fool Funds and your continued trust in our team. I apologize for reaching out multiple times over the past few weeks with Proxy Materials, but our Special Meeting of Shareholders of the Motley Fool Funds Trust is fast-approaching. It’s scheduled for December 21, 2016, and will include a vote on a very important matter related to the Funds. According to our latest records, we have not received your vote on this important matter. I urge you to vote as soon as possible! Your vote is critical, so that the Funds can hold the meeting as scheduled (and voting will make the emails stop, I promise). As of today, we only have about half of the votes that we need, so your vote is very important.

This proxy vote may seem a little confusing. In the following link I’ve answered some questions we’ve received: https://www.foolfunds.com/insights/reorganization-faq/

As a reminder, here are the Proxy Materials and Proxy Statement: https://materials.proxyvote.com/Approved/MC5178/20161005/NPS_299588.PDF

*If your email software does not support clicking the above link, you can type (or copy and paste) the web address into the address line of your Web Browser.*

HOW TO VOTE:

FUND: MOTLEY FOOL INDEPENDENCE FUND

CONTROL NUMBER: 0123456789012345 (you will need this/these to vote!)

1.              Vote online: https://www.proxyvote.com

2.              Vote by touchtone telephone: 1-800-690-6903 and follow the recorded instructions.

If you need additional assistance, or would like to speak with a live agent, please call 1-855-601-2249. Both Internet and touchtone telephone voting are accepted up to 11:59 p.m. on December 20th.

On behalf of the Motley Fool Funds Team, thank you for placing your trust in us.

Sincerely,

Denise Coursey	William H. Mann III
President	Chief Investment Officer

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